Exhibit 99.1

Pattern Energy Acquires Amazon Wind Farm (Fowler Ridge)

Project from Pattern Development

Grows portfolio to 16 wind projects with a total owned capacity of 2,112 MW

SAN FRANCISCO, California, May 4, 2015 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”), today announced its acquisition of the 150 megawatt (MW) Amazon Wind Farm (Fowler Ridge) project in Indiana from Pattern Energy Group LP (“Pattern Development”). Upon completion of the project, Pattern Energy will have an owned interest of 116 MW and it is expected that institutional tax equity investors will acquire the balance. Pattern Energy acquired the Amazon Wind Farm (Fowler Ridge) project for a total cash funding commitment of approximately US$127 million, a portion of which will be used to pay down construction debt upon the completion of construction. The acquisition will be funded from available cash and credit facilities.

Acquisition Highlights

•	Adds 116 MW, expanding total owned capacity to 2,112 MW upon completion

•	Increases portfolio to 16 wind power facilities, including three projects it has agreed to acquire

•	13-year power purchase agreement (which can be extended up to 20 years) with Amazon for 100% of the expected output

•	Cash purchase price represents a 10-11x multiple on run-rate CAFD[1] contribution from the project

“We have now surpassed the two gigawatt milestone in our portfolio, achieving growth of more than 100% in our owned capacity since the IPO,” said Mike Garland, President and CEO of Pattern Energy. “We have announced four acquisitions in the past month, demonstrating our commitment to grow the portfolio with high-quality, fully-contracted power facilities. We’re pleased to work with Amazon on our first wind project in Indiana.”

The project has entered into a long-term power purchase agreement with Amazon to supply electricity to the electric grids that service Amazon Web Services, Inc. (AWS) datacenters. The Amazon Wind Farm (Fowler Ridge), which is being built in Benton County, Indiana, is expected to start generating power in the fourth quarter of 2015. The project consists of 65 Siemens 2.3 MW wind turbines with ‘Made in America’ components. The turbine blades, nacelles, towers, and transformers are all being manufactured in the United States.

Once operational, the Amazon Wind Farm (Fowler Ridge) project will create enough clean energy to power 46,000 homes each year, according to average annual residential energy use data from the U.S. Energy Information Administration.

Pattern Energy has rights of first offer to Pattern Development’s project development pipeline, which includes approximately 4,500 MW of wind and solar projects. Projects are added to Pattern Energy’s list of identified Right of First Offer (ROFO) projects when they reach identified milestones, such as when a project has executed a power purchase agreement.

The Conflicts Committee of Pattern Energy, which is comprised entirely of independent directors, reviewed and recommended the terms of the acquisition for approval by the Board of Directors, and it was approved by the Board. The Committee was advised on financial matters by Evercore Group L.L.C., which also provided a fairness opinion, and on legal matters by Davis Polk & Wardwell LLP.

[1] This forward looking measure of run-rate Cash Available for Distribution (CAFD) contribution from the Amazon Wind Farm is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine CAFD can be found on page 74 of Pattern Energy’s 2014 Annual Report on Form 10-K.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of 16 wind power facilities, including three projects it has agreed to acquire, with a total owned interest of 2,112 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the parties expected to acquire the balance of the interest in the project not owned by Pattern Energy, the multiple of the cash purchase price to run-rate CAFD contribution from the project, the expected commercial operation date of the project, the number of homes such project could power each year, and the ability to acquire ROFO projects from Pattern Development,. These forward-looking statements represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com